April 26, 2007

Universal Explorations Corp.

30 Skyline Drive

Lake Mary, Florida 32746

Attention: Mr. Dyron M. Watford

Chief Financial Officer

Re: Participation Agreement

Lake Campo Prospect

Plaquemines Parish, Louisiana

Gentlemen:

This agreement, together with all exhibits attached hereto and made a part hereof (hereinafter collectively referred to as the "Agreement"), shall confirm and set forth the understanding of, and agreement to, the terms, provisions and conditions pursuant to which Universal Explorations Corp., ("Universal"), is acquiring an undivided Eighteen and 75/100ths percent (18.75%) interest in and to the Leasehold estate created by the hereinafter-identified oil, gas and/or mineral Leases, insofar as said oil, gas and/or mineral Leases cover the hereinafter described lands, and is agreeing to participate in the drilling and testing of a certain oil and gas exploration test well (the "Test Well") on lands covered by such oil, gas and/or mineral Leases.

    PROSPECT AREA, LEASES AND UNIT FORMATION

      Prospect Area and Oil and Gas Leases

      Yuma Exploration and Production Company, Inc. ("Yuma"), acting by and through its duly authorized representatives, has previously acquired an oil, gas and/or mineral Leases covering, 190.0 acres, more or less (sometimes hereinafter referred to as the "Prospect Area"), as described and depicted on Exhibit "A" to the Operating Agreement that is attached hereto as Exhibit "A" and by this reference made a part hereof (the "Operating Agreement"). Such oil, gas and/or mineral Leases, insofar as the same cover the Prospect Area (the "Leases"), is described on Exhibit "A-1" to the aforementioned Operating Agreement.

      .

      Formation of Unit

    The well will be drilled within a unit established and approved by the State of Louisiana Office of Conservation and will be comprised of one-half (1/2) Yuma acreage and one-half (1/2) Helis Oil and Gas acreage. More particularly, State Lease No. 18652 and the Mercedes Perez Mack et al Lease being assigned herein will make up one half (1/2) of the unit established. Universal's interest in the Unit will be proportionately reduced to the acreage contribution.

    DEFINITIONS

      Area of Mutual Interest

      The area identified as the Prospect Area on the plat attached hereto as Exhibit "A-1" to the Operating Agreement shall constitute the "Area of Mutual Interest" for the Lake Campo Prospect.

      Contract Depth

      The Test Well is to be drilled at a mutually acceptable location on lands covered by the Prospect Area and included within the geographical boundaries of the Unit, in a good and workmanlike manner, to the lesser of (i) a subsurface true vertical depth of 10,000 feet, or (ii) a depth sufficient to penetrate and fully evaluate the K-6 sands as seen at the depths of 9390'-9710' TVD n the Gulf Upper Reality #1 Well, located in Section 20, T16S-R16E, Plaquemines Parish, La. ("Contract Depth"), unless down hole conditions preclude such well from attaining Contract Depth.

      Casing Point

    Casing Point is defined as the point at which (i) the Test Well has been drilled to Contract Depth, (ii) an appropriate suite of logs and other surveys, coring and testing that a reasonable and prudent operator would undertake to determine if an attempt should be made to complete the Test Well, or if the Test Well should be plugged and abandoned, has been completed and the results furnished to the drilling parties, and (iii) the Operator has notified the drilling parties of its recommendation with respect to the running and setting of a production string of casing and completing the well.

    CONSIDERATION AND INTEREST ASSIGNED

      Consideration

      Upon execution of this Agreement, Universal agrees to pay Yuma $88,875.00 for an undivided Eighteen and 75/100ths percent (18.75%) of the Leasehold estate and working interest created by the Leases, subject to the terms hereof. Furthermore, contemporaneously with the execution of this Agreement, Universal agrees to pay Yuma an additional Six Thousand Two Hundred Seventy Five Dollars and No/100ths ($6,250.00), representing Universal's proportionate promoted share of a $50,000.00 drilling bonus owed by Yuma and/or its assigns to Geophysical Pursuit, Inc. and WesternGeco, LLC ("GPI/WESTERNGECO") in association with the drilling of the Test Well which amount will thereafter be remitted by Yuma to GPI/WESTERNGECO. In this regard, an additional $50,000.00 drilling bonus will be owed by Yuma and/or its assigns to GPI/WESTERNGECO in association with any subsequent wells drilled and/or participated in by Yuma and/or its assigns on the Prospect Area, and Universal will be responsible for the payment of its proportionate share of each such additional drilling bonus, if any.

      3.2. Delay Rentals

      Upon receipt of a joint interest billing therefore, Universal further agrees to pay and/or reimburse Yuma for Eighteen and 75/100ths percent (18.75%) of any delay rentals that have or must be paid pursuant to the terms of the Leases in order to maintain such Leases in force and effect until such time as the Test Well is drilled to Casing Point. Thereafter, the payment of delay rentals under the terms and provisions of the Leases will be governed by the terms, provisions and conditions of the Operating Agreement.

      Assignment of Working Interest

      Upon Universal payment of the consideration provided for in Paragraph 3.1. above, Yuma will execute and deliver to Universal a recordable Assignment and Bill of Sale assigning to Universal an undivided Eighteen and 75/100ths percent (18.75%) of 8/8ths interest in and to the Leasehold estate created by the Leases attached on Exhibit "A", subject to (i) a proportionate share of the lessor's royalty burdening such Leases, and (ii) a reserved overriding royalty interest in and to production under the terms of such Leases equal to the difference between twenty-eight percent (28.00%) and the total of all other burdens on production under the terms of such Leases, including the lessor's royalty (the "Yuma Management Pool ORRI"). The Yuma Management Pool ORRI will include and absorb any additional burdens on production under the terms of the Leases in existence at the time of the making of an assignment to Universal of an interest therein. In the event that either of the Leases covers less than the entire mineral estate in the Prospect Area, then the Yuma Management Pool ORRI provided for herein with respect thereto shall be proportionately reduced. After retention of the Yuma Management Pool ORRI, Yuma will deliver to Universal a 72.00% net revenue interest with respect to production under the terms of the Leases, proportionately reduced to the Eighteen and 75/100ths percent (18.75%) of 8/8ths interest in and to the Leases so assigned to Universal.

      Additional Burdens on Interest

      The assignment to Universal of an undivided interest in and to the Leases will additionally be made subject to (i) the terms and provisions contained in the Leases, (ii) the additional burdens and obligations set forth in this Agreement (including a proportionate share of the Yuma Management Pool ORRI provided for herein), and (iii) the order of the Commissioner of Conservation of the State of Louisiana creating the aforementioned Unit.

      Special Warranty and Representations

    Yuma shall warrant the title to the undivided interest in and to the Leases assigned and conveyed by Yuma unto Universal against all parties claiming or attempting to claim the same, or any portion thereof, by, through or under Yuma, but not otherwise. Yuma represents that (i) other than the Yuma Management Pool ORRI and the drilling bonus owed to GPI/WESTERNGECO provided for herein, it is unaware of any liens, claims or encumbrances affecting any of the Leases, (ii) the Leases are valid and subsisting in accordance with their terms, (iii) it has no knowledge of any claim having been made regarding failure to perform under the terms of any of the Leases, and (iv) to the best of Yuma's knowledge and belief, no default has occurred with respect to any material provision of any of the Leases.

    TERMS FOR DRILLING TEST WELL

      Operating Agreement

      Yuma and Universal agree that all drilling and operations on the Well and the Prospect Area will be governed by the terms and conditions of the A.A.P.L. Form 610-1989 Model Form Operating Agreement and Copas 1989 Onshore Accounting Procedure Joint Operations with the amendments attached as Exhibit "A" hereto and made a part hereof (the "Operating Agreement") which names Helis Oil and Gas Company L.L.C., as Operator. By signing this Participation Agreement, Universal acknowledges, ratifies and agrees to be bound by the terms of the Operating Agreement governing this Prospect Area that was executed by and between Yuma Exploration and Helis signed and dated January 4, 2007 which Operating Agreement is attached as Exhibit "A" hereto.

      Conflict between Agreements

      Should there be any conflict between the terms and conditions of this Agreement and the terms and conditions of the Operating Agreement, the terms and conditions of this Agreement shall control.

      Test Well Obligation

      As an integral part of the consideration being exchanged between the parties in connection with the execution and delivery of this Agreement, and as an additional inducement to Yuma to enter into this Agreement, Universal hereby obligates itself and covenants and agrees with Yuma to participate in and pay for an undivided Twelve and 50/100ths percent (12.50%) of the cost, risk and expense of drilling the Test Well, as set forth in Article VI.A. of the Operating Agreement, to Casing Point. The Test Well is currently planned to be spudded on or before September 2007, and is to be drilled pursuant to the terms of the Operating Agreement to Contract Depth. The spud date is subject to rig and equipment availability, permitting, and the sale of additional interests in the Lake Campo Prospect. Universal' share of the cost, risk and expense of the drilling of the Test Well shall be remitted to Helis, as the Operator, in accordance with the terms of the Operating Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that all parties elect to plug the Test Well upon reaching Casing Point, Universal shall nevertheless bear and pay an undivided Twelve and 50/100ths percent (12.50%) of the costs and expenses associated with the plugging and abandonment of such well.

      "Casing Point" Election

      At such time as the Test Well reaches Casing Point, Universal shall make its election pursuant to the terms and conditions of the Operating Agreement as to whether to attempt to complete the Test Well, or plug and abandon the same, or perform such other operations as are provided for under the terms of the Operating Agreement.

      Failure to Participate in Test Well

    Except as otherwise provided in Paragraph 4.6 of this Agreement, in the event that Universal should fail to participate in the drilling of the Test Well or is deemed to be a non-consenting party to the drilling of such well under the terms and provisions of the Operating Agreement, in addition to any other rights or remedies at law or in equity to which Yuma may otherwise be entitled, Universal shall immediately forfeit and reassign to Yuma all of the interests in and to the Prospect Area and the Leases acquired by Universal from Yuma free and clear of any burdens or other encumbrances created by it, or its successors or assigns, and Universal shall not be entitled to a refund of any portion of the consideration paid to Yuma pursuant to this Agreement.

    4.6. Mechanical or Gulf Coast Conditions and Substitute Well

    If mechanical difficulties are experienced in the Test Well which render further drilling of the Test Well impracticable or dangerous in the opinion of the Operator of such well prior to reaching the Contract Depth or because there is encountered in such well an impenetrable formation, heaving shale, cavity, excessive pressure or water flow, loss of circulation or any other subsurface condition, similar or dissimilar, which cannot reasonably be overcome by ordinary drilling methods ("Mechanical or Gulf Coast Conditions"), then the Operator will notify the parties participating in the drilling of such well and any one of such parties may then propose to complete, or plug and abandon, the Test Well prior to reaching the Contract Depth. In such an event, subject to the provisions of the Leases, following the Leases of the rig on the Test Well, any party that participated in the drilling of such well shall have the right and option, but not the obligation, to propose and cause to be commenced the actual drilling of another well to the Contract Depth on the lands covered by the Leases (a "Substitute Well"). Subject to the terms and provisions of this Agreement and to their respective elections as set forth in the Operating Agreement, the costs, risks and expenses associated with the drilling of a Substitute Well shall be borne by the parties in the same manner and in the same proportions as the costs, risks and expenses associated with the drilling of the Test Well. Any Substitute Well shall be considered for all purposes as though the same were the Test Well, and should any party choose to participate in the drilling of a Substitute Well, then each such participating party shall be required to bear the costs, risks and expenses associated with the drilling of such well as if the Substitute Well were the Test Well.

    In the event that the Test Well fails to reach the Contract Depth as set forth herein, such well may nevertheless be completed in a shallower formation(s) that is proved to be capable of commercial production from the subject wellbore by conventional engineering methods and/or log analysis. In such event, notwithstanding the provisions of Paragraph 4.5 above, but subject to the other terms, provisions and conditions of this Agreement, the parties participating in the drilling and completion of such well shall nevertheless be entitled to have and retain ownership of their respective interests in and to the Prospect Area, the Leases and such well with respect to depths therein from the surface down to 100 feet below the stratigraphic equivalent of the base of the deepest producing interval in which such well is so completed, and any party failing to participate in the completion of such well or that is deemed to be a non-consenting party to the completion of such well under the terms and provisions of the Operating Agreement shall immediately forfeit and assign to the parties that participated in such completion all of its interest in and to the Prospect Area, the Leases and the Test Well, limited to the portion of the Prospect Area and the Leases included in the unit established for such completion, or if no unit is established, then the portion of the Prospect Area allocated to such completion under the terms and provisions of the Leases, only with respect to depths therein from the surface down to 100 feet below the stratigraphic equivalent of the base of the deepest producing interval in which such well is so completed, free and clear of any burdens or encumbrances created by it, or its successors and assigns, and such party shall not be entitled to any reimbursement for any costs or expenses it has incurred.

    WELL INFORMATION AND DATA

      Copies of Information and Access to Derrick Floor

    Authorized employees, agents and representatives of each non-operating party participating in the drilling, sidetracking, completing or reworking of any well drilled on the Prospect Area pursuant to the terms of this Agreement and/or the Operating Agreement shall be entitled to receive copies of all geological and geophysical information obtained from such operation and shall have access to the rig floor, at their own respective cost, risk and expense, to observe all operations conducted by the Operator. Operator shall provide advance notice to each of the non-operating parties in order that they may have their employees, agents or authorized representatives present to witness the running of logs, tests of shows encountered and production tests.

    OVERRIDING ROYALTY INTERESTS

      Yuma Management Pool ORRI

    All oil, gas and/or mineral Leases purchased or acquired or renewed by Yuma or Universal (including those acquired by farmout or similar agreements) subsequent to the date of this Agreement within the Area of Mutual Interest shall be subject to an overriding royalty interest in favor of Yuma, or its designees, equal to the difference between twenty-eight percent (28.00%) and the total of all other burdens on production under the terms of such Leases, including the lessor's royalty (the "Yuma Management Pool ORRI"); provided, however, that the Yuma Management Pool ORRI on all such subsequently acquired oil, gas and/or mineral Leases shall in no event be less that 2.00% of 8/8ths. Notwithstanding the foregoing provisions of this Paragraph 6.1., in the event that any such Leases covers less than the entire mineral estate in the lands covered thereby, or if less than all of the working interest is acquired in any such Leases, then the overriding royalty interest provided for herein shall be proportionately reduced. This overriding royalty interest shall be borne by the parties hereto in proportion to their ownership in such subsequently acquired oil, gas and/or mineral Leases.

    NOTICES

      Written or Fax Notification

All notices that are required or authorized to be given hereunder, except as otherwise specifically provided herein, shall be given in writing personally, or by mail, overnight courier service, telex or telecopier, postage or charges prepaid, and addressed to the party to whom such notice is given as follows:

Yuma Exploration and Production Company, Inc. Universal Explorations Corp.

1177 West Loop South, Suite 1825 30 Skyline Drive

Houston, TX 77027 Lake Mary, Florida

Attn: Mr. Michael M. Hinze, CPL Attn: Mr. Dyron M. Watford

Vice President - Land Chief Financial Officer

Phone: (713) 968-7068 Phone: (800) 975-2076

Fax: (713) 968-7021 Fax: (800) 805-4561

    Receipt of Notice

The originating notice to be given under any provisions hereof shall be deemed given when received by the party to whom such notice is directed and the time for such party to give any response thereto shall run from the date the originating notice is received. Any subsequent responsive notice shall be deemed given when deposited with the U.S. Post Office or overnight courier service, with postage or charges prepaid, or when actually received if given personally or sent by telex or telecopier and received between the hours of 8:00 A.M. and 5:00 P.M. local time where notice is received. If received during other hours or on Saturday, Sunday or a federal holiday, such notice shall be deemed to be received at 8:00 A.M. on the next day which is not a Saturday, Sunday or federal holiday. Any notice(s) and/or response(s) which may be made by telephone must be directly to a person, and not by recorded message, and must be confirmed in writing within forty-eight (48) hours thereafter, exclusive of Saturday, Sunday and legal holidays, consistent with the other provisions hereof.

      Change of Address

Each party shall have the right to change its address at anytime, and from time to time, by giving written notice thereof to the other parties.

    GENERAL TERMS

      Applicable Law

      This Agreement and all operations conducted on the Area of Mutual Interest and the Leases shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental authority having jurisdiction over such operations. ALL QUESTIONS ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCEPT FOR ANY RULE OF LAW OF THE STATE OF LOUISIANA WHICH WOULD MAKE THE LAW OF ANY OTHER JURISDICTION APPLICABLE. THE PARTIES HEREBY SPECIFICALLY AGREE THAT ANY SUIT OR PROCEEDING (INCLUDING ANY ALTERNATIVE DISPUTE RESOLUTION PROCEEDING) SHALL BE HELD IN HARRIS COUNTY, TEXAS.

      No Mining Partnership or Joint Venture

      The obligations of the parties hereunder are intended to be separate and not joint or collective, and nothing in this Agreement nor any act by Yuma or Universal shall ever be construed or implied as creating a mining partnership, commercial partnership, or other partnership relation; it being the intention of the parties hereto not to create, and this Agreement shall never be construed to create, a mining or other partnership or joint venture.

      Separate Liability

      Each party's obligations as set out in this Agreement are several and not joint and each party shall be individually responsible for its own obligations as set out in this Agreement and in the Operating Agreement.

      Successors and Assigns

      This Agreement shall inure to the benefit of and be binding upon Yuma and Universal and their respective successors and assigns; and this Agreement shall constitute a covenant running with the Leases and the lands covered thereby.

      Assignability

      This Agreement and the undivided interest in and to the Leases assigned and conveyed to Universal pursuant to the terms of this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of Yuma; provided, however, that any such assignment shall nevertheless be void unless it is made expressly subject to this Agreement.

      Acknowledgement and Disclaimer

      UNIVERSAL represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as YUMA and that UNIVERSAL has had access to the Leases, the offices and employees of YUMA, and the books, records and files of YUMA relating to the Leases in making the decision to enter into this Agreement and consummate the transactions contemplated hereby. UNIVERSAL has relied solely on the basis of its own independent due diligence investigation of the Leases and, accordingly, UNIVERSAL acknowledges that YUMA has not made, and YUMA hereby expressly disclaims and negates any representation or warranty, express, implied, OR ARISING AT common law, by statute or otherwise, relating to the Leases including, without limitation, any representation or warranty with respect to title to the Leases (except as to the Special Warranty of title and the other representations expressly provided FOR in paragraph 3.5 OF this Agreement) or the quality, quantity or VALUE of the reserves of oil, gas or other hydrocarbons in or under the Leases. UNIVERSAL acknowledges that the disclaimers contained in this paragraph are "conspicuous" for purposes of any applicable state or federal law, rule, regulation or order.

      Acknowledgement and Representations of Universal

      Universal represents and acknowledges that, prior to entering into this Agreement; Universal was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Prospect Area, the Leases and the value thereof. Universal represents and acknowledges that it is able to bear the economic risk of any oil and gas investment Universal is obligated to or might choose to make in the Prospect Area, the Leases and well(s) to be drilled thereon and that Universal is capable of evaluating the merits and risks of investments in the Prospect Area, the Leases and well(s) to be drilled thereon. Universal represents and acknowledges that it is acquiring an interest in the Prospect Area and the Leases for its own account and not for distribution or resale in any manner that would violate any state or federal law, rule, regulation or order.

      8.8. Alternative Dispute Resolution

      All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation and if that is unsuccessful then to binding arbitration under the procedures hereafter detailed.

      8.9. Mediation

      (i) Initiation of Mediation

      Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other. The notice shall reasonably describe and identify the issues or claims to be mediated.

      (ii) Mediation in Thirty Days

      Within thirty (30) days from the receipt of the written notice of mediation, the parties will attempt in good faith to mediate the issues or claims identified in the notice, or any additional issues or claims identified in writing to the other party by the party receiving the notice within seven (7) days after receipt of the original mediation notice.

      8.10. Arbitration

      (i) Initiation of Arbitration

      If, after a good faith attempt to mediate, the parties are unable to resolve their controversies, claims or disputes, then either party may initiate arbitration by filing in writing a notice of demand for arbitration with the other party and with the American Arbitration Association. The notice shall reasonably describe and identify the issues or claims to be arbitrated, the relief requested with a maximum stated for any actual damages requested, and attached to the notice shall be a true and correct copy of this Agreement and all amendments or supplements thereto.

      (ii) Selecting Arbitrators

      It is the intent of the parties that, to the extent practicable, the binding arbitration shall be conducted by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event that the parties are unable to agree upon such person within fifteen (15) days after arbitration has been initiated by the filing of the notice, then each party shall within fifteen (15) days thereafter select a person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other party of the identity of such person), and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel. In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, the American Arbitration Association shall select such person. Neither the parties nor the American Arbitration Association can select as arbitrators former employees or former attorneys of the parties.

      (iii) Commencement of Arbitration

      If reasonably possible, arbitration shall be commenced within thirty (30) days after the selection of the last arbitrator. The arbitration panel shall render its award no later than thirty (30) days after the last hearing date.

      (iv) Arbitration is Binding

      The decision of the arbitrator(s) shall be final and binding upon both parties, and no party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law).

      (v) Costs of Arbitration

      The arbitrator(s) shall bill its/their fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys' fees and other out-of-pocket costs expended by it. If any party seeks to modify or overturn all or a portion of the arbitrators' award and is unsuccessful, then the opposing party shall be awarded all its reasonable attorneys' fees incurred in the arbitration. If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys' fees and all costs for such actions.

      (vi) No Punitive Damages

      No punitive damages are recoverable in the arbitration. The arbitration panel is not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover punitive damages.

      (vii) Arbitration Rules and Location

      Except as otherwise modified herein, the arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. All arbitrations shall occur in Houston, Texas.

      Paragraph Headings

      The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

      Invalidity of a Provision

      If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed and the remaining provisions interpreted so as to give effect, to the maximum extent permissible, to the agreement of the parties as set out herein.

      Waiver of Defaults and Breaches

      No waiver by either party of any one or more defaults or breach by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future default or breach by the same party, whether of a like or different character.

      Entirety Clause

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties with respect to such subject matter. No representations, inducements, promises, or agreements, oral or otherwise, which are not embodied in this Agreement shall be of any force or effect.

If the foregoing terms and conditions confirm your understanding of our agreement, please execute in the space provided below for your signature and return one (1) fully executed original of this Agreement along with your check for Ninety Five Thousand One Hundred Twenty-Five dollars and No/100ths ($95,125.00). This agreement will be void if it is not executed by Universal and returned to Yuma along with Universal's check in the amount specified above by May 4, 2007.

Yours very truly,

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

/s/ Sam L. Banks

Sam L. Banks, President

ACCEPTED AND AGREED TO

THIS 2nd DAY OF May, 2007.

UNIVERSAL EXPLORATIONS CORP.

By: __/s/ Dyron M. Watford______

Name: __Dyron M. Watford________

Title: ___CFO___________________